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Exhibit 10.10(b)

OPTION SURRENDER

        September 25, 2003

TO J.CREW GROUP, INC.:

        I hereby surrender to J. Crew Group, Inc. (the "Company") the following portions of the option to purchase shares of common stock of the Company that was granted to me under the Company's 2003 Equity Incentive Plan (the "Plan") pursuant to the Stock Option Grant Agreement, dated as of February 20, 2003, between the Company and me (the "Stock Option Agreement"): (1) the Premium Option Tranche 1 (as defined in the Stock Option Agreement) to purchase 111,585 shares of common stock and (2) the Premium Option Tranche 2 (as defined in the Stock Option Agreement) to purchase 111,585 shares of common stock. This surrender does not affect any other option or restricted stock award that may have been made to me at any other time. I hereby further acknowledge and agree that I will have no rights to or interest in the surrendered options effective as of the date hereof.

        In consideration of the surrender of these options, the Company hereby agrees to grant to me on the date six months plus one day from the date hereof: (1) an option to purchase 111,585 shares of common stock at an exercise price that is not less than the fair market value on the date of grant and (2) an option to purchase 111,585 shares of common stock at an exercise price that is not less than fair market value on the date of grant, each to vest in equal annual installments on the second, third, fourth and fifth anniversaries of my commencement date of employment, provided that I remain continuously employed by the Company through each such applicable vesting date. Notwithstanding the foregoing, (i) in the event that (x) the Company terminates my employment without Cause (as defined in and pursuant to the Employment Agreement, dated as of January 24, 2003, between the Company, J.Crew Operating Corp. and me (the "Employment Agreement")), I terminate my employment for Good Reason (as defined in the Employment Agreement) or my employment terminates as a result of the Company's providing notice to me of its intent not to renew the Employment Period (as defined in the Employment Agreement) prior to the consummation of a Change in Control (as defined in the Plan) or (y) or my employment is terminated on account of my death or Disability (as defined in the Employment Agreement) at any time during the Employment Period (as defined in the Employment Agreement), the portion of each of the options that would have become vested and exercisable on the next succeeding vesting date shall vest and become immediately exercisable and any remaining portion of the options that has not become vested and exercisable shall immediately expire and be forfeited, (ii) in the event that, within the two-year period following the consummation of a Change in Control or within six months prior to a Change in Control if such termination is in contemplation of a Change in Control, the Company terminates my employment without Cause, I terminate my employment for Good Reason or my employment terminates as a result of the Company's providing notice to me of its intent not to renew the Employment Period, all shares of common stock underlying the options shall become immediately vested and exercisable, and (iii) if my employment terminates for any other reason, any portion of the options which has not become exercisable on such Date of Termination (as defined in the Employment Agreement) shall immediately expire and be forfeited.

Very truly yours,

Jeffrey Pfeifle
AGREED:
J.CREW GROUP, INC.

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OPTION SURRENDER